SMITH BARNEY ALLOCATION SERIES INC.
                          SELECT HIGH GROWTH PORTFOLIO
                             SELECT GROWTH PORTFOLIO
                            SELECT BALANCED PORTFOLIO

                  ASSET ALLOCATION AND ADMINISTRATION AGREEMENT

      AGREEMENT, made this 1st day of July 2005 between Smith Barney Allocation Series Inc., a Maryland corporation (the "Fund"), with respect to the Select High Growth Portfolio, Select Growth Portfolio and Select Balanced Portfolio (each, individually, a "Portfolio" and collectively, the "Portfolios") and Smith Barney Fund Management LLC, a Delaware corporation ("SBFM").

                              W I T N E S S E T H:

      WHEREAS, each Portfolio is a series of the Fund which will operate as an open-end management investment company registered under the Investment Company Act of 1940, as amended, and the rules thereunder (the "1940 Act"); and

      WHEREAS, the Fund has been organized for the purpose of investing its assets in open-end management investment companies or series thereof that are or will be part of a group of investment companies that holds itself out to investors as related companies for purposes of investment and investor services
(i) for which Citigroup Global Markets Inc. ("CGM") or any entity controlling, controlled by, or under common control with CGM now or in the future acts as principal underwriter or (ii) for which Citigroup Inc. ("Citigroup"), CGM, SBFM or any entity controlling, controlled by, or under common control with Citigroup, CGM, or SBFM now or in the future acts as investment adviser (collectively, the "Underlying Smith Barney Funds"), as well as repurchase agreements and desires to avail itself of the experience, sources of information, advice, assistance and facilities available to SBFM and to have SBFM perform for it various asset allocation and administration services; and SBFM is willing to furnish such advice and services on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

      1. The Fund on behalf of each Portfolio hereby appoints SBFM to act as investment manager to the Portfolios on the terms set forth in this Agreement. SBFM accepts such appointment and agrees to render the services herein described, for the compensation herein provided. SBFM is hereby authorized to retain affiliated third parties and is hereby authorized to delegate some or all of its administration duties and obligations hereunder to such persons provided that such persons shall remain under the general supervision of SBFM.

      2. Subject to the supervision of the Board of Directors of the Fund (the "Board"), SBFM shall manage the investment of each Portfolio's assets and provide investment research advice and supervision of the Portfolio's investments in accordance with the Portfolio's investment objective, policies and restrictions as stated in the Fund's



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Registration Statement under the 1940 Act as it may be amended from time to time
(the "Registration Statement"), and subject to the following understandings:

      (a) SBFM shall provide supervision of the Portfolios' investments and determine from time to time the investments or securities that will be purchased, retained or sold by the Portfolio. SBFM shall determine the percentage of the Portfolios' assets invested from time to time in each Underlying Smith Barney Fund selected by the Board pursuant to the investment objective and policies of each Portfolio as set forth in the prospectus forming part of the Registration Statement and in repurchase agreements. SBFM shall allocate investments for the Portfolios among the Underlying Smith Barney Funds and repurchase agreements based on factors it considers relevant, including its outlook for the economy, financial markets and the relative performance of the Underlying Smith Barney Funds. The allocation among the Underlying Smith Barney Funds shall be made within investment ranges established by the Board, which will designate minimum and maximum percentages for each of the Underlying Smith Barney Funds.

      SBFM will also make recommendations to the Board concerning changes to (i) the Underlying Smith Barney Funds in which the Portfolios may invest, (ii) the percentage range of assets that may be invested by the Portfolios in any one Underlying Smith Barney Fund and (iii) the percentage range of assets of the Portfolios that may be invested in equity funds and fixed income funds (including money market funds).

      (b) SBFM shall use its best judgment in the performance of its duties under this Agreement.

      (c) SBFM undertakes to perform its duties and obligations under this Agreement in conformity with the Registration Statement, with the requirements of the 1940 Act and all other applicable Federal and state laws and regulations and with the instructions and directions of the Board.

      (d) SBFM shall maintain such books and records with respect to each Portfolio's investments transactions and such books and records required to be maintained by SBFM pursuant to the Rules of the Securities and Exchange Commission ("SEC") under the 1940 Act and SBFM shall render to the Board such periodic and special reports as the Board may reasonably request. SBFM agrees that all records that it maintains for each Portfolio or the Fund are the property of the Fund and it will surrender promptly to the Fund on behalf of the Portfolio any of such records upon the Fund's request.

      (e) SBFM will (i) maintain office facilities for the Fund, (ii) furnish the Portfolios with statistical and research data, clerical help and accounting, data processing, bookkeeping, internal auditing and legal services and certain other services required by the Fund and the Portfolios, (iii) prepare reports to each Portfolio's shareholders and
      (iv) prepare tax returns, reports to and filings with the SEC and state Blue Sky authorities.

      3. SBFM will bear all of the expenses of its employees and overhead in connection with its duties under this Agreement. SBFM will also bear all expenses incurred in the operation of the Portfolios other than the management fee payable under this Agreement, the fees payable pursuant to the plan adopted pursuant to Rule 12b-1 under the 1940 Act and extraordinary expenses (such as costs of litigation to which the Fund is a party and of indemnifying officers and Directors of the Fund), which will be borne by the Portfolios. The expenses to be borne by SBFM include taxes, interest, brokerage fees and commissions, if any; fees of the Fund's directors, salaries of all officers and employees who are employed by both it and the Fund, SEC fees and state Blue Sky qualification fees; charges of custodians; transfer agent, registrar and dividend disbursing agent's fees; certain insurance premiums; outside auditing and legal expenses; costs of maintenance of corporate existence; investor services (including allocated telephone and personnel expenses); and costs of preparation and printing of the prospectus and statement of additional information relating to each Portfolio; cost of printing and mailing stock certificates, shareholders' reports, notices, proxy statements and reports to governmental offices; or directors of the Fund; expenses of membership in investment company associations; and expenses of fidelity bonding and other insurance premiums.

      4. For the services provided and the expenses assumed pursuant to this Agreement, the Fund will pay to SBFM out of the assets of each Portfolio a monthly fee in arrears equal to 0.35% per annum of the Portfolio's average daily net assets during the month.

      5. SBFM shall authorize and permit any of its directors, officers and employees who may be elected as directors or officers of the Fund to serve in the capacities in which they are elected.

      6. SBFM shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

      7. This Agreement shall commence on July 1, 2005 and shall continue in effect for a period of two years from its effective date, and if not sooner terminated, will continue in effect for successive periods of 12 months thereafter, provided that each continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. This Agreement may be terminated as a whole at any time by the Fund on behalf of a Portfolio, without the payment of any penalty, upon the vote of a majority of the Board or the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of a Portfolio, or by SBFM, on 60 days' written notice by either party to the other. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

      8. Nothing in this Agreement shall limit or restrict the right of any of SBFM's directors, officers, or employees who may also be a director, officer or employee of the

Fund to engage in any other business or to devote his/her time and attention in part to management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Manger's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. The investment management services provided by SBFM hereunder are not to be deemed exclusive, and SBFM shall be free to render similar services to others.

      9. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (i) to SBFM at 399 Park Avenue, 4th Floor, New York, New York 10022, Attention: Secretary; or (ii) to the Fund at 125 Broad Street, New York, New York 10004, Attention: Secretary.

      10. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of law rules thereof.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


SMITH BARNEY ALLOCATION SERIES INC.         SMITH BARNEY FUND
on behalf of the                            MANAGEMENT LLC
SELECT HIGH GROWTH PORTFOLIO
SELECT GROWTH PORTFOLIO
SELECT BALANCED PORTFOLIO



By: /s/ R. Jay Gerken                       By: /s/ R. Jay Gerken
    -------------------------------             --------------------------------
    R. Jay Gerken                               R. Jay Gerken
    Chairman of the Board                       President


Attest: /s/ Robert I. Frenkel               Attest: /s/ Thomas C. Mandia
        ---------------------------                 ----------------------------
        Robert I. Frenkel                           Thomas C. Mandia
        Secretary                                   Secretary